UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 25, 2019

Luna Innovations Incorporated
(Exact name of registrant as specified in its charter)

301 1st Street SW, Suite 200
Roanoke, VA 24011
(Address of principal executive offices, including zip code)
540-769-8400
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	LUNA	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth Company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Gene Nestro as Chief Financial Officer

On November 27, 2019, Luna Innovations Incorporated (the “Company”) announced the appointment of Eugene Nestro as the Company’s Chief Financial Officer, effective December 2, 2019. Mr. Nestro will serve as the Company’s principal financial officer and principal accounting officer.

There is no arrangement or understanding between Mr. Nestro and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Mr. Nestro and any of the Company’s other directors or executive officers. Additional information about Mr. Nestro is set forth below:

Eugene Nestro, age 54, previously served as the Vice President, Corporate Finance at Cree, Inc., a public company developing and marketing power and radio frequency semiconductors and lighting class LEDs, from September 2017 to June 2019. Prior to Cree, Mr. Nestro served in corporate and operational finance positions of increasing responsibility at TE Connectivity Ltd., a public industrial technology company, from 2000 to September 2017. Mr. Nestro holds a B.S. degree in accounting from Penn State University and a M.B.A. degree in finance from Saint Joseph’s University, Erivan K. Haub School of Business.

The Company expects to enter into an employment agreement with Mr. Nestro. Pursuant to the employment agreement, Mr. Nestro will be employed by the Company on an “at-will” basis, meaning either party may terminate the agreement at any time, with or without cause or advanced notice. Mr. Nestro’s initial annual base salary will be $275,000 per year, subject to review and adjustment from time to time in the discretion of the Board. Mr. Nestro will also be eligible to earn an annual performance cash bonus at a target amount of 40% of his then current base salary, subject to his achievement of annual predetermined objectives to be determined by the Board.

On December 2, 2019, the Company will grant Mr. Nestro 50,000 restricted stock units. These restricted stock units will vest in three equal installments on December 2, 2020, December 2, 2021 and December 2, 2022, subject to Mr. Nestro’s continuous service through each applicable vesting date.

The foregoing description of Mr. Nestro’s employment agreement is not complete and is qualified in its entirety by reference to the employment agreement, which the Company expects to file with the Company’s Annual Report on Form 10-K for the year ending December 31, 2019.

Separation of Dale Messick as Chief Financial Officer

In connection with the appointment of Mr. Nestro as the Company’s Chief Financial Officer, on November 25, 2019, the Company agreed with Dale Messick, the Company’s current Chief Financial Officer, that he will cease serving as the Chief Financial Officer of the Company effective November 30, 2019. Mr. Messick’s separation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In accordance with the terms of Mr. Messick’s employment agreement, subject to Mr. Messick entering into a separation agreement with the Company that includes a general release of claims, Mr. Messick will receive (a) severance payments equal to his then applicable base salary for a period of 9 months, (b) a discretionary lump sum bonus payment equal to the target bonus that Mr. Messick would have been eligible to receive for 2019, (c) if he timely elects and remains eligible for continued coverage under COBRA, the Company will continue paying Mr. Messick’s COBRA premiums until the earliest of November 30, 2020, the date Mr. Messick becomes eligible for substantially equivalent insurance in connection with new employment or self-employment, or the date Mr. Messick ceases to be eligible for COBRA continuation coverage and (d) a payment equal to the value of any unvested 401(k) match amount.

Item 7.01.	Regulation FD Disclosure.

On November 27, 2019, the Company issued a press release announcing the appointment of Mr. Nestro as the Company’s Chief Financial Officer. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit	Description

99.1	Press Release, dated November 27, 2019, by Luna Innovations Incorporated.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luna Innovations Incorporated

By:	/s/ Scott A. Graeff
Scott A. Graeff President and Chief Executive Officer
Date: November 27, 2019